EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces First Quarter Financial Results
Traffic Reached Record Levels of 51.9 Million Unique Monthly Users and
1.2 Billion Quarterly Page Views
New York, NY (May 6, 2008) — WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended March 31, 2008.
“Our Company reached several important milestones this quarter, as WebMD continued to consolidate its position as the leading source of health information for both consumers and health care professionals,” said Wayne Gattinella, President and CEO. “We believe that the long-term value of our franchise will continue to increase as we expand our distribution footprint and deliver the full spectrum of online health solutions that the marketplace is steadily evolving towards.”
Financial Summary
Revenue for the first quarter was $81.7 million compared to $71.9 million in the prior year period, an increase of 14%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the first quarter increased 25% to $15.8 million or $0.27 per share compared to $12.6 million or $0.21 per share in the prior year period.
Loss from continuing operations and net loss for the first quarter was $(23.3) million or $(0.40) per share, which includes a $27.4 million impairment charge related to a reduction in fair value of the Company’s auction rate securities investments. Excluding the impairment, income from continuing operations and net income was $4.1 million or $0.07 per share for the first quarter compared to $0.7 million or $0.01 per share in the prior year period.
Operating Highlights
Online Services segment revenue was $78.4 million for the first quarter compared to $68.4 million in the prior year period, an increase of 15%. Advertising and sponsorship revenue increased 18% to $56.1 million. Private portal licensing revenue increased 9% to $21.9 million. Online Services segment Adjusted EBITDA increased 27% to $16.5 million compared to $13.0 million in the prior year period.
Traffic to the WebMD Health Network continued to expand with the average number of unique users reaching a record 51.9 million per month and total traffic of 1.2 billion page views during the first quarter, increases of 25% and 24%, respectively, from a year ago. Excluding the prior year period’s traffic from AOL (which ceased to be part of The WebMD Health Network on April 30, 2007), the average monthly unique users of the WebMD Health Network increased 29% and page view traffic increased 27%. In the first quarter, 1.1 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 64% from the prior year period.

WebMD continued to expand its base of large employers and health plans utilizing its private Health and Benefits portals during the first quarter, bringing total platform customers to 122 from 103 a year ago. The installed base of companies licensing the WebMD private portal platform now includes: Newell Rubbermaid, Herman Miller, Inc., SummaCare, Inc. and QualCare, Inc.
Publishing and Other Services segment revenue was $3.3 million for the first quarter compared to $3.5 million in the prior year period, a decrease of 7%. Publishing and Other Services segment Adjusted EBITDA was a loss of ($0.8) million compared to a loss of ($0.4) million in the prior year period. WebMD’s offline professional medical reference and textbook publication business was sold on December 31, 2007 and is reflected as a discontinued operation in the Company’s financial statements for prior periods.
The strength of the WebMD brand continues to expand. WebMD the Magazine is now the third most highly read health magazine, behind only Prevention and Men’s Health, according to the 2008 MARS OTC/DTC national media and marketing study released in April.
Investment in Auction Rate Securities
At March 31, 2008, WebMD held auction rate securities (ARS) with a face amount of $168.4 million. The types of ARS investments that WebMD owns are backed by student loans, 97% of which are guaranteed under the Federal Family Education Loan Program (FFELP), and all had credit ratings of AAA or Aaa when purchased. Since February, all auctions involving these securities have failed. The result of a failed auction is that these ARS continue to pay interest in accordance with their terms until the next successful auction; however liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop. It is uncertain when other markets will develop. WebMD has determined that the fair value of the ARS as of March 31, 2008 was $141 million. Accordingly, WebMD has recorded an impairment charge of $27.4 million related to a reduction in fair value of the Company’s auction rate securities investments for the quarter ended March 31, 2008.
In addition to its ARS investments, WebMD has approximately $160 million in cash and cash equivalents at March 31, 2008.
Merger with HLTH
As previously announced, HLTH and WebMD entered into a definitive merger agreement on February 20, 2008. The agreement provided that HLTH will be merged into WebMD, with each outstanding share of HLTH common stock to be converted into 0.1979 shares of WebMD common stock and $6.89 in cash, subject to certain adjustments. Completion of the merger is conditioned upon, among other things, approval of the stockholders of both HLTH and WebMD. HLTH and WebMD currently expect to file a preliminary proxy statement/prospectus relating to the merger in the next few weeks and believe that would likely allow them to hold stockholder meetings in September to seek those approvals. However, the ability to schedule these meetings will depend on the timing for closing the sales of HLTH’s ViPS and Porex businesses, at least one of which must be completed prior to closing the merger, as well as the timing for completion of SEC review of the proxy statement/prospectus. HLTH is currently in the process of selling the ViPS and Porex businesses, with potential purchasers nearing completion of their due diligence investigations.
Financial Guidance
As announced on April 23, 2008, WebMD currently expects 2008 revenue of $380 to $395 million, assuming the following distribution:
•	Approximately 73% from advertising and sponsorship, with revenue growth of approximately 21% to 26% over 2007;

•	Approximately 23% from licensing of our private portal products, with revenue growth of approximately 8% to 10% over 2007; and

•	Approximately 4% from publishing and content syndication revenues.
A schedule providing additional information is attached to this press release.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its first quarter results at 4:45 pm (eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (NASDAQ: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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This press release does not constitute an offer of any securities for sale. In connection with the proposed merger, HLTH and WebMD expect to file, with the SEC, a proxy statement/prospectus as part of a registration statement regarding the proposed transaction. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about HLTH and WebMD and the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents when filed by HLTH and WebMD with the SEC at www.sec.gov or www.hlth.com or www.wbmd.com. Investors and security holders are urged to read the proxy statement, prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: expectations regarding the market for WebMD’s investments in auction rate securities (ARS); WebMD’s future financial results and other measures of WebMD’s future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; the merger transaction between HLTH and WebMD (the “Merger Transaction”); and the potential sales transactions with respect to ViPS and Porex (the “Potential Sales Transactions”). These statements speak only as of the date of this press release, are based on WebMD’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: changes in the markets for ARS; market acceptance of WebMD’s products and services; WebMD’s relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. In addition, there can be no assurances regarding: whether HLTH and WebMD will be able to complete the Merger Transaction or as to the timing of such transaction; or whether HLTH will be able to complete the Potential Sales Transactions or as to the timing or terms of such transactions. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList® ;, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.

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